Exhibit 99.1

Heinz Achieves Record Sales of Over $10 Billion, Posts Double-Digit EPS Growth for Fiscal 2008 and Unveils New High-Performance Growth Plan for FY2009/2010

Full Year Financial Highlights

  Full year FY08 sales grew 12%, driven by 6.9% organic growth (volume plus price). Organic sales rose 7% in North American Consumer Products, 8% in Europe and 19% in emerging markets.
  FY08 Operating Income increased 8.5%.
  Investments in consumer marketing and R&D grew by 15% and 17%, respectively.
  EPS increased 11% for both Q4 and the full year, to $0.61 and $2.63, respectively.
  Operating free cash flow of $895 million (cash flow from operations less capital expenditures net of proceeds from disposal of PP&E) was up $17 million versus prior year.
  FY08 was the final year in the two-year Superior Value & Growth Plan launched in June of 2006. Heinz exceeded the sales, operating income, EPS and cash flow goals set forth in that plan.

High-Performance Growth Plan for Fiscal 2009/2010

  For Fiscal 2009 and Fiscal 2010, Heinz is raising its outlook to annual organic sales growth of 6%+ and EPS growth of 8% to 11%.
  Emerging markets are targeted to grow in the high teens over the next two years.
  The plan calls for 6% to 7% annual growth in operating income, while increasing the investment in marketing by $60 million to $100 million over the two-year period.
  Annualized dividend raised to $1.66/share, an increase of 9.2%, for Fiscal 2009 and the Company anticipates a dividend payout ratio of around 60% for Fiscal 2010 (see separate press release).

PITTSBURGH--(BUSINESS WIRE)--H. J. Heinz Company (NYSE:HNZ) today reported strong earnings and sales growth for Fiscal 2008 as annual sales eclipsed $10 billion for the first time in the Company’s history. Earnings per share rose 11% to $2.63 from $2.38 from continuing operations in the prior year and annual sales surged 12% to $10.1 billion driven by 14% growth in Heinz® branded products, 26% growth in Weight Watchers® and Weight Watchers® Smart Ones® brands, and 25% growth in emerging markets.

Operating income increased 8.5% to $1.57 billion as Heinz benefited from increased volume, improved pricing and productivity, and favorable currency exchange rates. Full-year net income from continuing operations increased 7% to $845 million.

“Heinz once again delivered exceptional financial results in FY08 as we significantly increased sales, profits and operating free cash flow while also increasing marketing by 15% and introducing more than 200 new products,” said William R. Johnson, Chairman, President and Chief Executive Officer. “We achieved record sales growth of 12% to $10.1 billion, with sustained success in North American Consumer Products, increasingly strong performance in Europe and accelerating growth in emerging markets. Not only did we meet or exceed virtually all the goals we set for the past two years, but we have raised our outlook for sales and profits in our new High-Performance Plan for FY2009/2010.”

Fiscal 2008 Results

During the year, Heinz increased its focus on fast-growing Health and Wellness products by adding functional benefits to many products and reducing salt, sugar and fat in others.

Fiscal 2008 sales increased by $1.1 billion, to $10.1 billion. Volume rose 3.6% as the Company increased its investments in marketing by 15% and in consumer-focused research and development by 17%. This focus on marketing, innovation and consumer value enabled the Company to realize price increases of 3.3% during the year. Coupled with productivity savings, the improved pricing helped Heinz partially offset the impact of commodity cost inflation, which is affecting all food manufacturers. Commodities increased over 8% in Fiscal 2008. Based on the Company’s current projections and the global economic outlook, Heinz expects commodity inflation to continue at approximately the same rate for the next two years. Foreign exchange accounted for 5.1% of the sales growth in Fiscal 2008. Heinz’s tax rate was higher than last year at 30.6%, versus 29.6% in Fiscal 2007.

Reflecting its new growth plan, Heinz announced today that it expects Fiscal 2009 earnings per share in the range of $2.83 to $2.91 (an increase of 8% to 11%).

FY2009/2010 High-Performance Plan

The new Heinz plan is focused on four strategic pillars:

1. Grow Heinz’s Core Portfolio

Heinz expects to drive 6%+ annual organic sales growth through increased marketing and R&D investments. Over the course of the plan, the Company expects to launch more than 400 new products supported by an incremental marketing investment of approximately $60 to $100 million and is targeting 15% of its annual revenue from products launched in the prior 36 months.

Heinz is expecting accelerated growth in Health & Wellness which is growing two times faster than all packaged foods. Heinz has one of the most Health & Wellness oriented portfolios in the food industry with a wide range of tomato sauces, baked beans, soup, low-calorie meals and infant nutrition.

2. Accelerate Growth in Emerging Markets

Heinz anticipates annual sales growth in the high teens in its fast-growing emerging markets, accelerating to approximately 20% of the Company’s sales within five years.

Heinz plans to leverage its strong manufacturing, distribution and sales infrastructure to drive market penetration and brand awareness, with a focus on reaching the growing middle class in these markets. With experienced management teams in place and unique distribution capabilities in countries such as China and India, Heinz anticipates making additional investments in R&D, marketing and capacity expansion.

3. Strengthen & Leverage Global Scale

Heinz plans to leverage its global supply chain to identify more cost-saving opportunities and further optimize the Company’s manufacturing and distribution infrastructure. Consequently, Heinz expects to exit an additional five to six factories over the next two years. Heinz expects $400 million in supply chain productivity over the next two years and an increase in ROIC of 20 basis points.

Heinz plans to launch hundreds of renewable energy and water conservation initiatives under its recently announced Sustainability Goal of reducing greenhouse gas emissions by 20% by 2015.

4. Make Talent an Advantage

With one of the best teams in the packaged food industry, Heinz’s goal is to continue to enhance its global talent base. The Company is pursuing numerous initiatives in retention, recruitment and career advancement to ensure people remain a competitive advantage for Heinz. Importantly, Heinz’s reward system balances short and long-term goals in sales, operating income, EPS and operating free cash flow, return on invested capital and total shareholder return.

FULL YEAR SEGMENT HIGHLIGHTS

NORTH AMERICAN CONSUMER PRODUCTS

Sales and operating income of the North American Consumer Products segment grew significantly, up 10% and 8%, respectively. Organic sales (volume plus price) grew 7%, with volume up 3.5%, due primarily to Smart Ones® frozen entrees and desserts, Boston Market® frozen entrees and Classico® pasta sauces. The Smart Ones® volume performance was driven by successful new product introductions like Anytime Selections, Fruit Inspirations and various dessert items, as well as the impact of the launch of Smart Ones® products into Canada. The Boston Market® improvements were mainly driven by new products and increased consumption, and the success in Classico® was primarily due to new products as well as increased promotions in Canada. These volume improvements were partially offset by Ore-Ida® frozen potatoes, reflecting the timing of price increases taken during both Q4 last year and Q3 this year. Overall, price increases taken to partially offset commodity cost pressures resulted in price gains of 3.5%. The prior year acquisition of Renee’s Gourmet Foods in Canada increased sales 0.7% and favorable Canadian exchange translation rates increased sales 2.2%.

Operating income increased 8.4% as strong top-line growth, favorable foreign exchange, favorable mix and productivity improvements more than offset increased commodity costs and selling and distribution costs.

EUROPE

Heinz Europe posted strong sales and operating income growth of 15% and 12%, respectively. Organic sales surged 7.8% driven by solid volume growth of 4.5% and price of 3.3%. The volume increase was principally due to strong performance on Heinz® Ketchup across Europe, soup, beans and pasta meals in the UK, Pudliszki® products in Poland, and Heinz® sauces and condiments in Russia. Volume also benefited from new product introductions across Continental Europe, such as Weight Watchers® Big Soups in Germany, Austria and Switzerland. Net pricing increased mainly from commodity-related price increases on Heinz® Ketchup and soup, the majority of the products in our Russian market and Italian infant nutrition products. Price was also favorable due to promotional timing on Heinz® beans. Divestitures, net of acquisitions, reduced sales 1.4% and favorable exchange translation rates increased sales by 8.5%.

Operating income increased 12.4%, reflecting improved pricing and volume and the favorable impact of exchange translation rates and reductions in G&A. These improvements were partially offset by increased commodity costs, higher manufacturing costs in our UK, European frozen and Netherlands businesses and increased marketing spending in support of our strong brands across Europe.

ASIA/PACIFIC

Heinz Asia/Pacific continued to drive very strong growth in sales and operating income, up 21% and 30%, respectively. Organic sales increased 9.3%, benefiting from a 6.5% volume improvement. The volume increase reflected significant improvements across the majority of the businesses, particularly Australia, India and China, related primarily to new product introductions and a 35% increase in marketing. Pricing increased 2.8%, due to increases on soy sauce and beverages in Indonesia, Long Fong® frozen products in China and nutritional products in India. Acquisitions, net of divestitures, increased sales 1.6%, and favorable exchange translation rates increased sales by 10.4%.

Operating income increased 29.8% due to sales growth, favorable mix, and foreign exchange partially offset by increased commodity costs and increased marketing expense from investment in our brands.

U.S. FOODSERVICE

U.S. Foodservice sales increased 0.2% with pricing up 1.7% as commodity costs continue to disproportionately impact the foodservice business. Volume decreased by 1.1%, reflecting softness in the U.S. restaurant business. Divestitures reduced sales 0.4%.

Operating income decreased 21.5% due to increased commodity costs, along with expenses incurred in anticipation of a plant closure in the first quarter of Fiscal 2009, partially offset by increased pricing and productivity.

Heinz is simplifying its U.S. Foodservice business, while increasing the level of innovation in its unique foodservice brands. The Company expects more profitable growth in this segment as macroeconomic conditions improve.

REST OF WORLD

Sales for Rest of World increased an impressive 18.7%, driven by organic sales growth of 19.9%. Volume increased 6.3% due primarily to increased demand for the Company’s products in Latin America, as well as strong performance across our Middle East business. Higher pricing was driven by commodity cost increases which increased sales by 13.6%. Divestitures reduced growth 1.7% and favorable foreign exchange increased sales 0.6%.

Operating income increased 15.1%, due mainly to increased pricing, higher volume and improved business mix, partially offset by increased commodity costs.

Fourth Quarter Highlights

Solid fourth quarter results rounded out the end of this strong fiscal year with sales up 11.3%, driven by a 12% increase in Heinz’s top 15 brands. The Heinz® brand grew 16% overall led by organic sales of 10.5% for the quarter. Pricing increased 4.5% as significant improvements were noted in all of the Company’s reportable segments. Price increases were taken throughout the fiscal year across the portfolio to help mitigate commodity cost increases. Volume improved 1.2%, led by Heinz businesses in the UK, Australia and Canada, partially offset by declines in U.S. Foodservice, Italian Infant Nutrition and U.S. Consumer Products. In the U.S. Consumer Products business, Smart Ones Meals showed strong growth but the overall volume performance of the segment was impacted by the timing of Ore-Ida price increases during both Q4 last year and Q3 this year. Excluding these increases, sales in the North American Consumer Products business would have been in line with previous quarters. Volume growth for North American Consumer Products is expected to normalize in the first quarter of FY09.

Operating income increased 2.0% as the Company invested significantly in marketing, streamlining, and in global Task Forces to drive future productivity savings. The operating income growth, combined with lower net interest expense and an effective tax rate of 34.3% (versus 35.8% last year) resulted in a 7.2% increase in net income to $194 million from $181 million in the same period last year. EPS increased 11% to 61 cents from 55 cents last year.

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Refer to the tables provided at the end of this press release for calculations of certain non-GAAP performance measures and ratios that have been discussed throughout this press release.

MEETING WITH SECURITIES ANALYSTS – INTERNET BROADCASTS

Heinz will host an investor and analyst meeting today at 8:00 a.m. (Eastern Daylight Time). The meeting will be webcast live on www.heinz.com and will be archived for playback.

Listen only: U.S./Canada Dial in: (800) 955-1760. International Dial In: (706) 758-0940. Conference I.D. is 44912163. There will be a question and answer session for attending audience members only.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release and our other public pronouncements contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "will," "expects," "anticipates," "believes," "estimates" or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions, including those that could impact consumer spending, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs, increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier relationships,
  currency valuations and interest rate fluctuations,
  changes in credit ratings, leverage, and economic conditions and the impact of these factors on the cost of borrowing and access to capital markets, our ability to effectuate our strategy, which includes our continued evaluation of potential acquisition opportunities, including strategic acquisitions, joint ventures, divestitures and other initiatives, including our ability to identify, finance and complete these initiatives, and our ability to realize anticipated benefits from them, the ability to successfully complete cost reduction programs and increase productivity, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,
  the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation,
  the ability to further penetrate and grow in international markets, economic or political instability in those markets, particularly in Venezuela, and the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the potential adverse impact of natural disasters, such as flooding and crop failures, the ability to implement new information systems and potential disruptions due to failures in information technology systems, with regard to dividends, dividends must be declared by the Board of Directors and will be subject to certain legal requirements being met at the time of declaration, as well as our Board’s view of our anticipated cash needs, and other factors described in "Risk Factors" and "Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended May 2, 2007.

The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H. J. Heinz Company, offering “Good Food Every Day”TM is one of the world’s leading marketers and producers of healthy and convenient foods specializing in ketchup, sauces, meals, soups, snacks and infant/nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrees, Boston Market® meals, T.G.I. Friday’s® frozen snacks, and Plasmon® infant nutrition. Heinz is famous for its iconic brands on five continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®. Information on Heinz is available at www.heinz.com.

H. J. Heinz Company and Subsidiaries
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)

	Fourth Quarter Ended		Fiscal Year ended
	April 30, 2008	May 2, 2007	April 30, 2008	May 2, 2007
	FY2008	FY2007	FY2008	FY2007

Sales	$2,688,251	$2,414,293	$10,070,778	$9,001,630
Cost of products sold	1,713,177	1,492,524	6,390,086	5,608,730

Gross profit	975,074	921,769	3,680,692	3,392,900

Selling, general and administrative expenses	599,813	554,009	2,111,725	1,946,185

Operating income	375,261	367,760	1,568,967	1,446,715

Interest income	8,860	12,722	41,519	41,869
Interest expense	82,682	91,418	364,856	333,270
Other expense, net	(5,936)	(6,895)	(27,836)	(30,915)

Income from continuing operations before income taxes	295,503	282,169	1,217,794	1,124,399

Provision for income taxes	101,441	101,137	372,869	332,797

Income from continuing operations	194,062	181,032	844,925	791,602

Loss from discontinued operations, net of tax	-	-	-	(5,856)

Net income	$194,062	$181,032	$844,925	$785,746

Income/(loss) per common share - Diluted
Continuing operations	$0.61	$0.55	$2.63	$2.38
Discontinued operations	-	-	-	(0.02)

Net Income	$0.61	$0.55	$2.63	$2.36

Average common shares
outstanding - diluted	317,967	327,784	321,717	332,468

Income/(loss) per common share - Basic
Continuing operations	$0.62	$0.56	$2.67	$2.41
Discontinued operations	-	-	-	(0.02)

Net Income	$0.62	$0.56	$2.67	$2.39

Average common shares outstanding - basic	313,348	323,763	317,019	328,625

Cash dividends per share	$0.38	$0.35	$1.52	$1.40

(Totals may not add due to rounding)

H. J. Heinz Company and Subsidiaries
Segment Data

	Fourth Quarter Ended		Fiscal Year Ended
	April 30, 2008	May 2, 2007	April 30, 2008	May 2, 2007
(In thousands)	FY2008	FY2007	FY2008	FY2007
Net external sales:
North American Consumer Products	$782,974	$737,770	$3,011,513	$2,739,527
Europe	970,776	838,484	3,532,326	3,076,770
Asia/Pacific	446,096	361,060	1,599,860	1,319,231
U.S. Foodservice	388,655	397,491	1,559,370	1,556,339
Rest of World	99,750	79,488	367,709	309,763
Consolidated Totals	$2,688,251	$2,414,293	$10,070,778	$9,001,630

Operating income (loss):
North American Consumer Products	$165,080	$154,634	$678,388	$625,675
Europe	174,196	155,723	636,866	566,362
Asia/Pacific	47,155	40,765	194,900	150,177
U.S. Foodservice	27,771	47,179	169,581	216,115
Rest of World	11,291	10,307	45,437	39,484
Non-Operating	(50,232)	(40,848)	(156,205)	(151,098)
Consolidated Totals	$375,261	$367,760	$1,568,967	$1,446,715

The company's revenues are generated via the sale of products in the following categories:

Ketchup and Sauces	$1,099,697	$975,960	$4,081,864	$3,682,102
Meals and Snacks	1,193,900	1,077,453	4,521,697	4,026,168
Infant/ Nutrition	305,456	266,157	1,089,544	929,075
Other	89,198	94,723	377,673	364,285
Total	$2,688,251	$2,414,293	$10,070,778	$9,001,630

H. J. Heinz Company and Subsidiaries
Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratio discussed in the Company's press release dated May 29, 2008:

Operating Free Cash Flow Calculation	Fourth Quarter Ended		Fiscal Year Ended
(amounts in thousands)	April 30, 2008	May 2, 2007	April 30, 2008	May 2, 2007
	FY 2008	FY 2007	FY 2008	FY 2007
Cash provided by operating activities	$717,635	$672,623	$1,188,303	$1,062,288
Capital expenditures	(100,109)	(94,046)	(301,588)	(244,562)
Proceeds from disposals of property, plant and equipment	7,013	18,811	8,531	60,661

Operating Free Cash Flow	$624,539	$597,388	$895,246	$878,387

Sales Variances

The following table illustrates the components of the change in net sales versus the prior year for each of the five reported business segments.

	Fourth Quarter ended April 30, 2008
	Volume	+	Price	=	Organic Sales Growth(a)	+	Foreign Exchange	+	Acquisitions/ Divestitures	=	Total Net Sales Change
Segment:
North American Consumer Products	(1.0%)		4.3%		3.3%		2.8%		0.0%		6.1%
Europe	2.6%		5.4%		8.0%		8.6%		(0.9%)		15.8%
Asia/Pacific	6.9%		3.2%		10.1%		11.5%		2.0%		23.6%
U.S. Foodservice	(4.3%)		2.1%		(2.2%)		0.0%		0.0%		(2.2%)
Rest of World	9.6%		15.9%		25.5%		0.0%		0.0%		25.5%
Consolidated Totals	1.2%		4.5%		5.7%		5.6%		0.0%		11.3%

(Totals may not add due to rounding)

	Fiscal Year Ended April 30, 2008
	Volume	+	Price	=	Organic Sales Growth(a)	+	Foreign Exchange	+	Acquisitions/ Divestitures	=	Total Net Sales Change
Segment:
North American Consumer Products	3.5%		3.5%		7.0%		2.2%		0.7%		9.9%
Europe	4.5%		3.3%		7.8%		8.5%		(1.4%)		14.8%
Asia/Pacific	6.5%		2.8%		9.3%		10.4%		1.6%		21.3%
U.S. Foodservice	(1.1%)		1.7%		0.6%		0.0%		(0.4%)		0.2%
Rest of World	6.3%		13.6%		19.9%		0.6%		(1.7%)		18.7%
Consolidated Totals	3.6%		3.3%		6.9%		5.1%		(0.2%)		11.9%

(Totals may not add due to rounding)

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

CONTACT:
H. J. Heinz Company
Media:
Ted Smyth, 412-456-5780
Michael Mullen, 412-456-5751
Michael.mullen@us.hjheinz.com
or
Investors:
Margaret Nollen, 412-456-1048